Adicet Bio Reports First Quarter 2026 Financial Results and Provides Business Updates

Clinical update anticipated in mid-2026 for Phase 1 autoimmune program evaluating prulacabtagene leucel (prula-cel, formerly ADI-001) with at least 20 lupus nephritis (LN) and systemic lupus erythematosus (SLE) patients with a minimum of six months follow-up

U.S. Food and Drug Administration (FDA) interaction to inform potential pivotal trial design for prula-cel expected in 2Q/2026

On track to submit regulatory filing for ADI-212 in metastatic castration-resistant prostate cancer (mCRPC) in 3Q/2026; enrollment expected to begin 4Q/2026, pending regulatory clearance

Continued advancement of cell therapy programs and differentiated in vivo CAR-T platform targeting multiple indications

REDWOOD CITY, Calif. – May 13, 2026 – Adicet Bio, Inc. (Nasdaq: ACET), a clinical stage biotechnology company discovering and developing allogeneic gamma delta T cell therapies for autoimmune diseases and cancer, today reported financial results and operational highlights for the first quarter ended March 31, 2026.

“Adicet is approaching a key inflection point as we prepare to report Phase 1 data for prula-cel in mid-year 2026, including data from at least 20 LN and SLE patients with a minimum of six months of follow-up,” said Chen Schor, President and Chief Executive Officer of Adicet Bio. “Reaching this important inflection point builds on the collaboration of our employees and a global network of investigators and clinical sites advancing a comprehensive Phase 1 trial of a potential first-in-class gamma delta 1 CAR-T cell therapy in autoimmune diseases.”

Mr. Schor continued, “In parallel, we are continuing to build our portfolio with ADI-212, a gene-edited and armored product candidate designed to enhance clinical activity in solid tumors and deliver multiple anti-tumor mechanisms of action to the tumor microenvironment. We are also advancing our ongoing preclinical programs and activities focused on a differentiated in vivo CAR-T platform targeting heme malignancies.”

First Quarter 2026 and Recent Operational Highlights:

Autoimmune diseases

•
Phase 1 prula-cel clinical update in LN and SLE patients anticipated in mid-2026. The Company plans to provide its next clinical update in mid-2026 for its ongoing Phase 1 clinical trial evaluating prula-cel across multiple autoimmune conditions. Adicet also intends to meet with the FDA in the second quarter of 2026 to inform potential pivotal trial design. Subject to regulatory clearance to proceed, the Company expects to initiate start up activities for a pivotal program in LN or LN and SLE patients in the second half of 2026. In addition, following alignment with the FDA in November 2025, LN and SLE patients in the ongoing Phase 1 study and future studies may be dosed with prula-cel in the outpatient setting. The Company plans to provide a clinical update in patients with systemic sclerosis in the second half of 2026.

•
Ongoing Phase 1 trial of prula-cel in treatment-refractory rheumatoid arthritis (RA) to assess reduced conditioning regimens. The Phase 1 trial of prula-cel in RA is designed to assess two lymphodepletion approaches, cyclophosphamide alone and in combination with fludarabine. Primary objectives include evaluating safety and tolerability, with secondary assessments focused on cellular kinetics, pharmacodynamic markers, and disease activity measures. The next update on this trial is expected in the second half of 2026.

Solid tumor indications

•
Regulatory submission for ADI-212 planned for the third quarter of 2026 with Phase 1 start anticipated in the fourth quarter of 2026 pending regulatory clearance. Adicet continues to advance its next-generation gene-edited, armored cell therapy candidate targeting prostate-specific membrane antigen (PSMA). ADI-212 is engineered to express a novel CAR binder designed to support enhanced tolerability and tumor specific recognition. It integrates membrane tethered IL-12 armoring, and CRISPR/Cas9-mediated disruption of subunit 12 (MED12) to enhance potency in solid tumors and deliver multiple anti-tumor mechanisms of action within the tumor microenvironment. Adicet expects to submit a regulatory filing for ADI-212 for the treatment of mCRPC in the third quarter of 2026, with initiation of Phase 1 enrollment anticipated in the fourth quarter of 2026, subject to regulatory clearance.

Additional early-stage programs (CAR and other technologies)

•
Advancing innovation through a differentiated cell therapy platform. Adicet's pipeline also includes additional early-stage gamma delta CAR-T cell therapy programs for autoimmune diseases, hematological malignancies and solid tumors. Additionally, Adicet has ongoing preclinical programs and activities focused on a differentiated in vivo CAR-T platform targeting heme malignancies.

Financial Results for First Quarter 2026:

Three months ended March 31, 2026

•
Research and Development (R&D) Expenses: R&D expenses were $17.5 million for the three months ended March 31, 2026, compared to $22.8 million during the same period in 2025. The decrease in R&D expenses was primarily due to a $3.6 million decrease in payroll and personnel expenses due to lower headcount, a $1.4 million decrease in expenses related to lab supplies and materials, a $0.5 million decrease related to lower CRO expenses and a $0.2 million decrease in allocated facility-related expenses. The decrease was partially offset by a $0.4 million increase in professional fees.
•
General and Administrative (G&A) Expenses: G&A expenses were $4.1 million for the three months ended March 31, 2026, compared to $7.1 million during the same period in 2025. The decrease in G&A expenses was due to a $1.4 million decrease in payroll and personnel-related expenses primarily due to a decrease in stock-based compensation and lower headcount, a $1.0 million decrease in allocated facility-related expenses and a $0.6 million decrease in professional fees.
•
Net Loss: Net loss for the three months ended March 31, 2026 was $20.2 million, or a net loss of $1.88 per basic and diluted share, including non-cash stock-based compensation expense of $1.3 million, as compared to a net loss of $28.2 million, or a net loss of $4.96 per basic and diluted share, including non-cash stock-based compensation expense of $3.2 million during the same period in 2025.
•
Cash Position: Cash, cash equivalents and short-term investments were $137.6 million as of March 31, 2026, compared to $158.5 million as of December 31, 2025. The Company expects that current cash, cash equivalents and short-term investments as of March 31, 2026, will be sufficient to fund its operating expenses into the second half of 2027.

About Adicet Bio, Inc.

Adicet Bio, Inc. is a clinical stage biotechnology company discovering and developing allogeneic gamma delta T cell therapies for autoimmune diseases and cancer. Adicet is advancing a pipeline of “off-the-shelf” gamma delta T cells, engineered with chimeric antigen receptors (CARs), to facilitate durable activity in patients. For more information, please visit our website at https://www.adicetbio.com.

Forward-Looking Statements

This press release contains “forward-looking statements” of Adicet within the meaning of the Private Securities Litigation Reform Act of 1995 relating to the business and operations of Adicet. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, but are not limited to, express or implied statements regarding: clinical development of Adicet’s product candidates, including future plans or expectations for prula-cel in autoimmune diseases and the potential safety, tolerability and efficacy for the treatment of autoimmune diseases and cancer; timing and success of the Phase 1 clinical trial of prula-cel in multiple autoimmune indications, including timing and expectations for enrollment and future data releases; expectations regarding the timing and initiation of a pivotal study for prula-cel in LN or LN and SLE patients; the ongoing Phase 1 trial of prula-cel in RA; the preclinical and clinical development of ADI-212, including the timing of regulatory filings, clinical startup activities, clinical updates and future data releases; the timing of initiation of enrollment of a Phase 1 trial for ADI-212 in mCRPC; expectations regarding the potential potency of ADI-212; ongoing preclinical programs and activities relating to autoimmune diseases, hematological malignancies and solid tumors; and expectations regarding Adicet’s uses of capital, expenses and financial results, including the expected cash runway.

Any forward-looking statements in this press release are based on management’s current expectations and beliefs of future events, and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements, including without limitation, the effect of global economic conditions and public health emergencies on Adicet’s business and financial results, including with respect to disruptions to our preclinical and clinical studies, business operations, employee hiring and retention, and ability to raise additional capital; Adicet’s ability to execute on its strategy including obtaining the requisite regulatory approvals on the expected timeline, if at all; that positive results, including interim results, from a preclinical or clinical study may not necessarily be predictive of the results of future or ongoing studies; clinical studies may fail to demonstrate adequate safety and efficacy of Adicet’s product candidates, which would prevent, delay, or limit the scope of regulatory approval and commercialization; and regulatory approval processes of the U.S. Food and Drug Administration and comparable foreign regulatory authorities are lengthy, time-consuming, and inherently unpredictable; and Adicet’s ability to meet production and product release expectations. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause Adicet’s actual results to differ from those contained in the forward-looking statements, see the section titled “Risk Factors” in Adicet’s most recent annual report on Form 10-K, as well as discussions of potential risks, uncertainties, and other important factors in Adicet’s other filings with the U.S. Securities and Exchange Commission, including its quarterly report on Form 10-Q. All information in this press release is as of the date of the release, and Adicet undertakes no duty to update this information unless required by law.

ADICET BIO, INC.

Consolidated Statements of Operations and Comprehensive Income

(in thousands, except share and per share amounts)

(Unaudited)

	For the Three Months Ended March 31,
	2026	2025
Operating expenses:
Research and development	$17,487	$22,814
General and administrative	4,083	7,071
Total operating expenses	21,570	29,885
Loss from operations	(21,570)	(29,885)
Interest income	1,342	1,683
Interest expense	(23)	—
Other expense, net	7	(12)
Loss before income tax provision	(20,244)	(28,214)
Income tax provision	—	—
Net loss	$(20,244)	$(28,214)
Net loss per share, basic and diluted	$(1.88)	$(4.96)
Weighted-average common shares used in computing net loss per share, basic and diluted	10,744,621	5,691,965
Other comprehensive income
Unrealized loss on treasury securities, net of tax	(139)	(25)
Total other comprehensive income	(139)	(25)
Comprehensive loss	$(20,383)	$(28,239)

ADICET BIO, INC.

Consolidated Balance Sheets Information

(in thousands)

(Unaudited)

	March 31,	December 31,
	2026	2025
Cash, cash equivalents, and short-term investments in treasury securities	$137,592	$158,530
Working capital	121,773	139,395
Total assets	169,382	192,355
Accumulated deficit	(634,941)	(614,697)
Total stockholders’ equity	140,065	159,210

Adicet Bio, Inc.

Investor and Media Contacts

Anne Bowdidge

abowdidge@adicetbio.com

Penelope Belnap

Precision AQ

Penelope.belnap@precisionaq.com